Exhibit 10.10

(Messrs. Saligram, Barr,

Kenning, Lalla and Lewis)

OFFICEMAX INCORPORATED

2013 Restricted Stock Unit Award Agreement – Time Based

This Restricted Stock Unit Award (the “Award”) is granted on February 19, 2013 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to Name (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a grant of xx,xxx Restricted Stock Units (your “RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Vesting and General Timing of Payment. Subject to the provisions of this Agreement and the Plan, your RSU Award will vest on a pro rata basis over a three-year restriction period beginning as of the Award Date (the “Restriction Period”), with one-third of your RSU Award vesting on the first, second, and third anniversary of the Award Date (each a “Vesting Date”), and each vested Restricted Stock Unit will be paid as soon as practical following the applicable Vesting Date, but in no event shall payment be made later than March 15th of the year following the year in which the applicable Vesting Date occurs. Except as otherwise specified in this Agreement, upon your voluntary or involuntary termination of employment with OfficeMax for any reason during the Restriction Period, all then-unvested Restricted Stock Units will be immediately forfeited and canceled.

4.	Termination of Employment During Restriction Period. Subject to paragraph 6, if your employment with OfficeMax terminates at any time on or after the Award Date and before February 19, 2016, your RSU Award will both vest and be payable in accordance with this paragraph 4.

a.	Termination Prior to First Vesting Date. If your termination of employment occurs before February 19, 2014 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 12 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2015 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

OFFICEMAX INCORPORATED

2013 Restricted Stock Unit Award Agreement – Time Based

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2016 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

b.	Termination Between First and Second Vesting Date. If your termination of employment occurs after February 19, 2014 but before February 19, 2015 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award (to the extent then unvested) shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2015 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2016 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

c.	Termination Between Second and Third Vesting Date. If your termination of employment occurs after February 19, 2015 but before February 19, 2016 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award (to the extent then-unvested) shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on February 19, 2016 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

d.	Payment of Pro Rata Amount. Any pro rata vested Restricted Stock Units pursuant to this paragraph 4 shall be paid as soon as practical following your termination of employment with OfficeMax, but in no event shall payment be made later than March 15th of the year following the year in which such termination of employment occurs.

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OFFICEMAX INCORPORATED

2013 Restricted Stock Unit Award Agreement – Time Based

e.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your RSU Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

5.	Share Payment. Vested Restricted Stock Units relating to your RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash.

6.	Change in Control. In the event of a Change in Control prior to February 19, 2016, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” or you are deemed to have a “qualifying termination” as of the Change in Control pursuant to Section 24.2 of the Plan, then all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your RSU Award at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your RSU Award (or any unpaid portion thereof) shall be made within 2-1/2 months after the Change in Control or “qualifying termination” (as applicable) occurred. “Qualifying termination” shall be defined as set forth in the Plan.

7.	Code Section 162(m); Mandatory Deferral of Payment. Although OfficeMax does not reasonably anticipate, as of the Award Date, the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of any payment due hereunder, if OfficeMax reasonably anticipates that its deduction with respect to any such payment otherwise would not be permitted by application of Code Section 162(m) at the time of the payment, then, notwithstanding any provision of this Agreement or the Plan to the contrary, such payment shall be deferred and instead shall be made as soon as reasonably practicable following the first date on which OfficeMax anticipates (or reasonably should have anticipated) that such payment would no longer be restricted due to the application of Code Section 162(m).

8.	Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.	Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

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OFFICEMAX INCORPORATED

2013 Restricted Stock Unit Award Agreement – Time Based

11.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 12; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

12.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to Becky Rios, OfficeMax’s Compensation Department on or before by mail to OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563, by fax at 1-630-647-3722 or by email to rebeccarios@officemax.com.

OfficeMax Incorporated
Awardee: Name

Steve Parsons Executive Vice President, Chief Human Resources Officer	Signature:
Date:

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